EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Horizon Bancorp on Form S-3 of our report dated March 11, 2011 on our audits of the consolidated financial statements of Horizon Bancorp as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008, which report appears in the Annual Report on Form 10-K of Horizon Bancorp for the year ended December 31, 2010, and to the reference to us under the heading of “Experts” in the prospectus.

/s/ BKD, LLP

BKD, LLP

Indianapolis, Indiana
January 27, 2012